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                                       CONTACTS: David R. Fluhrer
                                                 Vice President-Communications
                                                 (516) 844-7590
                                                 Anthony J. Puglisi
                                                 Senior Vice President-Finance
                                                 (516) 844-7110

FOR IMMEDIATE RELEASE
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             OLSTEN CORPORATION ANTICIPATES LOWER FOURTH QUARTER
                 NET INCOME OF APPROXIMATELY $.20 PER SHARE

      Melville, NY, November 21, 1996 -- Olsten Corporation (NYSE:OLS) today said that ongoing margin pressures affecting its two primary businesses --

staffing services and home health care services -- and reduced revenues from

Medicare operations will result in lower than expected net income of approximately $.20 per share for the fourth quarter ending December 29, 1996 and approximately $1.30 per share for fiscal year 1996, exclusive of merger,

integration and other non-recurring charges.

      This compares to fully diluted fourth quarter and full year 1995 net income, respectively, of $.36 and $1.27 per share, exclusive of merger,

integration and other non-recurring charges. Projected results for the fourth quarter and fiscal year 1996 include the financial performance of Quantum Health

Resources, Inc. and Co-Counsel, Inc., acquired by Olsten Corporation earlier this year and accounted for as a pooling of interests. All prior year comparisons are restated to reflect the acquisitions of Quantum and Co-Counsel.

      "Anticipated fourth quarter results are a reflection of the near-term challenges in the staffing services and home health care industries," said

Olsten Chairman and Chief Executive Officer Frank N. Liguori. "The staffing services industry is experiencing margin pressure due to an increasing number of longer-term, higher-volume, lower-margin national account contracts and large regional partnerships with major companies. Also contributing to pressure on profitability are the costs associated with these contracts that are typically disproportionate to revenues in the early stages."


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      Liguori said that while large contracts are strategically important to

Olsten's long-term growth and profitability, they must be carefully managed in the current tight labor market. "Looking ahead, we also see these large contracts providing an excellent opportunity for us to introduce and leverage our expanding, higher-margin accounting and legal services, as well as our information technology services business that has reached over $200 million in annualized revenues in little more than a year," he said. "Furthermore, given the current economic environment and recruiting challenges, we are working closely with our customers to ensure high quality services at appropriate pricing."

      Margins in the home health care industry are being affected by continued

pricing pressure from managed care and by reduced Medicare visits as patients move into health maintenance organizations, Liguori said. Medicare is a cost-

reimbursed system under which home health care providers allocate certain of their expenses to Medicare, he noted. Thus, a reduction in Medicare visits affects profitability as less cost can be allocated and reimbursed.

      Liguori also said that the home health care industry is becoming increasingly competitive as hospitals establish their own home health agencies.

He noted that about two years ago, in anticipation of this trend, Olsten established a business that currently provides management services to over 190 hospital-based home health agencies.

      "We are reducing costs and enhancing efficiency by structuring a network management operation that leads the industry in cost-effective services for both managed care and Medicare patients," Liguori said. "The Quantum acquisition --

which is meeting our expectations -- allows us to provide more direct services,

such as infusion and chronic care therapies, broadening our range of services which should allow us to expand our already strong portfolio of managed care contracts. Here, again, we are working closely with customers to provide efficient, high quality services at appropriate pricing.

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      "Notwithstanding the anticipated fourth quarter results, we remain confident that the pursuit of our strategies will allow us to capitalize on the excellent long-term prospects for these growing businesses," he said.

"Furthermore, our Company is financially strong and management is intensely working to deal with these challenging issues as we continue to play leadership roles in both the staffing services and home health care industries."

      Olsten Corporation is a world leader in staffing services and North

America's largest provider of home health care and related services. Primarily through Olsten Staffing Services, the Company operates 700 staffing or information technology offices in North America, South America and Europe,

providing assignment employees to business, industry and government, as well as services for the design, development and maintenance of information systems.

Through its Olsten Kimberly QualityCare subsidiary, the Company's 600 health care offices in the United States and Canada provide health care network management and caregivers for home health care and institutions, as well as management services to hospital-based home health agencies.

      In 1995, Olsten Corporation employed 650,000 people and provided services to more than 500,000 client/patient accounts. The Company achieved 1995 systemwide sales of $3.3 billion and revenues of $2.8 billion.

      Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the Company's strategies and operations involve risks of intense competition, changing market conditions, changes in regulations affecting the home health care industry and numerous other factors discussed in this release and in the Company's filings with the Securities and

Exchange Commission. Accordingly, actual results may differ materially from those in the forward-looking statements.

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